                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-75041

PROSPECTUS

                         VALASSIS COMMUNICATIONS, INC.
           OFFER TO EXCHANGE ALL OF OUR OUTSTANDING AND UNREGISTERED
                          6 5/8% SENIOR NOTES DUE 2009
                               FOR OUR REGISTERED
                          6 5/8% SENIOR NOTES DUE 2009

     We hereby offer upon the terms and conditions described in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange all of our outstanding and unregistered 6 5/8% Senior Notes due 2009 ("Old Notes") for our registered 6 5/8% Senior Notes due 2009 ("Exchange Notes"). The Old Notes were issued on January 12, 1999 and, as of the date of this Prospectus, an aggregate principal amount of $100.0 million is outstanding. The terms of the Exchange Notes are substantially the same as the terms of the Old Notes except that the Exchange Notes will be registered under the Securities Act of 1933, as amended, and except for certain transfer restrictions, registration rights and terms providing for an increase in the interest rate on the Old Notes under certain events relating to registration of the Exchange Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the same benefits of, the indenture governing the Old Notes. We are making the Exchange Offer in order to satisfy certain contractual obligations. The Exchange Notes and the Old Notes are sometimes collectively referred to as the "Notes."

                      INFORMATION ABOUT THE EXCHANGE NOTES

*PLEASE CONSIDER THE FOLLOWING:

     YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

     Our offer to exchange the Old Notes for Exchange Notes will be open until 5:00 p.m., New York City time, on May 21, 1999, unless we extend the offer.

     You should also carefully review the procedures for tendering the Old Notes beginning on page 20 of this Prospectus.

     If you fail to tender your Old Notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

- MATURITY

  The Exchange Notes will mature on January 15, 2009, unless previously redeemed.

-SECURITY AND RANKING

 The Exchange Notes will not be secured by any collateral.

 The Exchange Notes will rank equally with all of our existing and future senior debt.

 The Exchange Notes will rank senior to all of our existing and future subordinated debt.

- INTEREST

  We will pay interest semiannually on January 15 and July 15 of each year beginning July 15, 1999.

- GUARANTEES

  None of our subsidiaries will guarantee the Exchange Notes.

- REDEMPTION

  We may redeem some or all of the Exchange Notes at any time.

  See page 31 for the redemption prices.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April 21, 1999.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, INCLUDING THE STATEMENTS UNDER "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND "BUSINESS," AND ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN REGARDING OUR STRATEGY, FUTURE OPERATIONS, FINANCIAL POSITION, ESTIMATED REVENUES, PROJECTED COSTS, PROSPECTS, PLANS AND OBJECTIVES OF MANAGEMENT ARE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE WORDS "WILL," "BELIEVE," "ANTICIPATE," "INTEND," "ESTIMATE," "EXPECT," "PROJECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, ALTHOUGH NOT ALL FORWARD-LOOKING STATEMENTS CONTAIN SUCH IDENTIFYING WORDS. ALL FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. ALTHOUGH WE BELIEVE THAT OUR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN OR SUGGESTED BY THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN ARE REASONABLE, WE CAN GIVE NO ASSURANCE THAT SUCH PLANS, INTENTIONS OR EXPECTATIONS WILL BE ACHIEVED.

     WE DISCLOSE IMPORTANT FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM OUR EXPECTATIONS ("CAUTIONARY STATEMENTS") UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: THE ENTRY OF A NEW COMPETITOR IN OUR CORE FREE-STANDING INSERT BUSINESS AND ANY CONSEQUENT INTENSE PRICE COMPETITION; NEW TECHNOLOGY THAT WOULD MAKE FREE-STANDING INSERTS LESS ATTRACTIVE; A SHIFT IN CUSTOMER PREFERENCE FOR DIFFERENT PROMOTIONAL MATERIALS, PROMOTIONAL STRATEGIES OR COUPON DELIVERY METHODS, INCLUDING IN-STORE ADVERTISING SYSTEMS AND OTHER FORMS OF COUPON DELIVERY; AN INCREASE IN OUR PAPER COSTS; OR GENERAL BUSINESS AND ECONOMIC CONDITIONS. THE CAUTIONARY STATEMENTS QUALIFY ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR PERSONS ACTING ON OUR BEHALF.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of these materials may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM BARRY P. HOFFMANN, ESQ., SECRETARY, VALASSIS COMMUNICATIONS, INC., 19975 VICTOR PARKWAY, LIVONIA, MICHIGAN 48152, TELEPHONE NUMBER (734) 591-3000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 14, 1999.

     The following documents are incorporated in and are an integral part of this Prospectus:

          (i) our Annual Report on Form 10-K for the year ended December 31, 1998; and

          (ii) our current Report on Form 8-K dated January 13, 1999.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the consummation of the Exchange Offer are a part of and shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such document.

     All references herein to this "Prospectus" shall be deemed to include all such materials incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Any person receiving a copy of this Prospectus may obtain without charge, upon oral or written request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Valassis Communications, Inc., Attention: Barry P. Hoffman, Esq., Secretary, 19975 Victor Parkway, Livonia, Michigan 48152, telephone number (734) 591-3000.

                               PROSPECTUS SUMMARY

     The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. We encourage you to read this entire Prospectus and the documents to which we have referred you to fully understand the terms of the Exchange Notes and the Exchange Offer. Unless otherwise specifically indicated, "Valassis," the "Company," "we," "our," "ours," and "us" each refers to Valassis Communications, Inc. and its consolidated subsidiaries.

THE COMPANY

     We are a leading marketing services company in the field of sales promotion. We generate most of our revenues by printing and publishing cents-off coupons and other consumer purchase incentives primarily for package goods manufacturers. We are one of the country's largest printers and publishers of these coupons.

     We offer a broad array of marketing products, including:

     - Free-Standing Inserts ("FSIs") -- four-color promotional booklets containing the coupons of multiple advertisers that are distributed by us to nearly 58 million households through Sunday newspapers;

     - Valassis Impact Promotions ("VIP") -- solo specialized promotional programs for single advertisers;

     - Valassis Sampling -- newspaper-delivered sampling programs;

     - Valassis of Canada -- consumer promotion and direct response merchandising; and

     - Run-of-Press ("ROP") -- advertising on the pages of newspapers.

     We produced our first FSI in 1972. In 1998, we inserted our cooperative FSIs in the Sunday edition of over 500 newspapers with a combined average paid circulation of approximately 57.7 million on 46 publishing dates. By comparison, there were approximately 93.3 million households in the United States, according to information published in 1990 by the U.S. Census Bureau.

BUSINESS STRATEGY

     We believe that our existing products put us in a strong position to meet the mass and geo-demographic targeted needs of our customers. Our strategy is to build on the strength of our core FSI product to offer a range of integrated marketing solutions to a broader base of customers. In order to accomplish this, we will continue our commitment to the FSI segment of our business while providing high levels of product quality and customer service. In addition, we will attempt to capitalize on our expertise in consumer promotion to further develop our existing VIP, Valassis Sampling, and Valassis of Canada divisions and to expand our business through acquisitions and joint ventures. We will continue to offer more highly targeted and one-to-one marketing solutions via direct mail and the Internet utilizing database marketing techniques.

     Our principal executive offices are located at 19975 Victor Parkway, Livonia, Michigan 48152, and our telephone number is (734) 591-3000.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER.........  We are offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes. As of the date hereof, $100.0 million aggregate principal amount of Old Notes are outstanding. The terms of the Exchange Notes are substantially the same as the terms of the Old Notes except that the Exchange Notes will be registered under the Securities Act of 1933, as amended, and except for certain transfer restrictions, registration rights and terms providing for an increase in the interest rate on the Old Notes under certain events relating to registration of the Exchange Notes.

                             Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC"), as set forth in no-action letters issued to certain third parties unrelated to us in other transactions, we believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act, or a broker-dealer who purchased Old Notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to engage in a distribution of Exchange Notes.

                             However, the SEC has not considered the Exchange Offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Furthermore, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of such Exchange Notes. Broker-dealers who acquired Old Notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the Exchange Offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the Old Notes.

EXPIRATION DATE............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, May 21, 1999 or such later date and time to which it is extended.

WITHDRAWAL.................  The tender of the Old Notes pursuant to the
                             Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on May 21, 1999, or such later date and time to which we extend the offer. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as soon as practicable after the expiration or termination of the Exchange Offer.

INTEREST ON THE EXCHANGE
NOTES AND THE OLD NOTES....  Interest on the Exchange Notes will accrue from the date of issuance of the Old Notes (January 12, 1999) for which the Exchange Notes are exchanged or from the date of the last periodic payment of interest on the Old Notes, whichever is later. Interest on the Exchange Notes will be at the same rate and upon the same terms as interest on the Old Notes. No additional interest will be paid on Old Notes tendered and accepted for exchange.

CONDITIONS TO THE EXCHANGE
OFFER......................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by us. See "The Exchange Offer --Conditions to the Exchange Offer" beginning on page 25.

PROCEDURES FOR TENDERING
OLD NOTES..................  Each holder of the Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, the copy, together with the Old Notes and any other required documentation, to the exchange agent at the address set forth herein. Persons holding the Old Notes through the Depository Trust Company, DTC, and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to us that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the registered holder of the Old Notes, (ii) the holder is not engaging in and does not intend to engage in a distribution of such Exchange Notes,
                             (iii) the holder does not have an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iv) the holder is not an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company.

                             We will accept for exchange any and all Old Notes which are properly tendered (and not withdrawn) in the Exchange Offer prior to 5:00 p.m., New York City time, on May 21, 1999. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the expiration date. See "The Exchange Offer -- Terms of the Exchange Offer" beginning on page 21.

EXCHANGE AGENT.............  The Bank of New York is serving as exchange agent
                             (sometimes referred to herein as the "Exchange Agent") in connection with the Exchange Offer.

FEDERAL INCOME TAX
CONSIDERATIONS.............  The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a sale or an exchange for federal income tax purposes. See "Certain Federal Income Tax Considerations" beginning on page 43.

EFFECT OF NOT TENDERING....  Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. We will have no further obligation to provide for the registration under the Securities Act of such Old Notes.

USE OF PROCEEDS............  We will not receive any cash from the exchange of the Old Notes pursuant to the Exchange Offer.

                               THE EXCHANGE NOTES

ISSUER.....................  Valassis Communications, Inc.

SECURITIES OFFERED.........  $100.0 million principal amount of 6 5/8% Senior
                             Notes due 2009

MATURITY...................  January 15, 2009

INTEREST PAYMENT DATES.....  January 15 and July 15 of each year. The first payment will be made on July 15, 1999.

OPTIONAL REDEMPTION........  We may redeem some or all of the Exchange Notes at any time at the redemption price listed under "Description of Exchange Notes -- Optional Redemption," plus any interest that is due and unpaid on the date that we redeem the Exchange Notes.

SECURITY AND RANKING.......  The Exchange Notes will be unsecured and will rank equally with our existing and future unsecured senior debt, including:

                               - our Revolving Credit Facility; and

                               - our 9.55% Senior Notes due 2003.

                             The Exchange Notes will rank senior to our existing and future subordinated debt.

RESTRICTIVE COVENANTS OF
INDENTURE..................  The indenture with The Bank of New York under which the Old Notes were, and the Exchange Notes are being, issued contains certain provisions that, among other things, restrict our ability to:

                               - sell all or substantially all of our assets or
                                 merge or consolidate with or into other
                                 companies;

                               - permit certain liens securing debt;

                               - enter into sale and leaseback transactions; and

                               - redeem or repurchase shares of our capital
                             stock.

RISK FACTORS

     You should consider carefully all of the information set forth in this Prospectus and, in particular, you should evaluate the specific factors under "Risk Factors" before exchanging your Old Notes for Exchange Notes.

                             SUMMARY FINANCIAL DATA

     The summary financial information set forth below should be read in conjunction with the Company's consolidated financial statements and related notes in the documents incorporated by reference in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the selected consolidated financial data set forth elsewhere in this Prospectus. During the quarter ended March 31, 1998, the Company changed its method of accounting for inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. The change in method of inventory costing has been applied retroactively. Due to the debit balance LIFO reserves and corresponding lower-of-cost-or-market reserves, the change had no effect on the balance sheet at December 31, 1997 or the income statement for the year then ended. The financial statements for year ended December 31, 1996 have been restated. The effect of this restatement was to reduce net income in 1996 by $3.1 million.

                                                              FISCAL YEAR ENDED
                                                                 DECEMBER 31,
                                                       --------------------------------
                                                         1996        1997        1998
                                                         ----        ----        ----
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues...........................................    $659,108    $675,496    $741,383
Cost of products sold..............................     478,302     436,174     485,103
                                                       --------    --------    --------
Gross profit.......................................     180,806     239,322     256,280
Selling, general and administrative expenses.......      67,127      77,406      77,224
Amortization of intangibles........................       8,181       8,574       8,097
                                                       --------    --------    --------
Operating earnings.................................     105,498     153,342     170,959
Interest expense...................................      39,625      38,312    34,450(1)
                                                       --------    --------    --------
Earnings before income taxes and extraordinary
  loss.............................................      65,873     115,030     136,509
Income taxes.......................................      26,098      45,100      52,223
                                                       --------    --------    --------
Earnings before extraordinary loss.................      39,775      69,930      84,286
Extraordinary loss (net of tax)....................          --          --      13,598
                                                       --------    --------    --------
Net earnings.......................................    $ 39,775    $ 69,930    $ 70,688
                                                       ========    ========    ========
OTHER OPERATING DATA:
EBITDA(2)..........................................    $120,543    $168,714    $186,678
Ratio of earnings to fixed charges(3)..............        2.61x       3.92x       4.83x
Ratio of EBITDA to interest expense................        3.04x       4.40x       5.42x
Total debt to EBITDA...............................        3.34x       2.18x       1.82x

                                                               AT DECEMBER 31,
                                                       --------------------------------
                                                         1996        1997        1998
                                                         ----        ----        ----
BALANCE SHEET DATA:
Current assets.....................................    $177,761    $151,087    $143,059
Current liabilities (excluding current portion of
  long-term debt)..................................     154,110     148,453     158,566
Total assets.......................................     273,734     240,885     232,014
Total debt.........................................     403,155     367,075     340,461
Stockholders' deficit..............................    (286,594)   (276,967)   (268,524)

-------------------------
(1) Assuming that the Company had repurchased $125.2 million in aggregate principal amount of the Company's 9.55% Senior Notes due 2003 as of January 1, 1998 and financed such repurchase with $47.9 million from the Revolving Credit Facility (assuming an interest rate of 6.29% per annum) and approximately $98.7 million of net proceeds from the offering of the Old Notes, interest expense would have been reduced by approximately $2.3 million (assuming interest income on cash balances remained constant).

(2) EBITDA represents operating earnings before interest, taxes, depreciation and amortization. The Company has included information concerning EBITDA because the Company understands that it is used by certain investors as a measure of the Company's historical ability to service its debt. EBITDA does not represent cash generated from operations as defined by generally accepted accounting principles and it is not necessarily indicative of cash available to fund cash needs.

(3) The ratio of earnings to fixed charges was computed by dividing (a) earnings before fixed charges, income taxes and extraordinary items by (b) fixed charges, which consist of interest expense, amortization of debt issuance costs and the interest portion of rent expense.

                                  RISK FACTORS

     You should consider carefully the following specific risk factors, together with the other information contained and incorporated by reference in this Prospectus, before you exchange your Old Notes for Exchange Notes.

COMPETITION -- INCREASED COMPETITION CAN HAVE A MATERIAL ADVERSE EFFECT ON VALASSIS.

     We compete in the cooperative FSI business principally with News America FSI, Inc., a company owned by The News Corporation Limited. This competitor has substantially greater financial resources than we do. We compete for business primarily on the basis of the following:

        - customer service and sales relationships;

        - price; and

        - category availability.

     We also compete with in-store marketing and other forms of promotional strategies or coupon delivery and may compete with any new technology that would make FSIs less attractive to our customers.

     In the past, new competitors have tried to establish themselves in the FSI market. As a result, we have experienced periods of intense price competition. During such times, the number of total FSI programs increased, which led to a meaningful decrease in the number of pages per FSI program and, as a result, a decrease in the average revenue per page. These significant decreases had a material adverse effect on our financial performance. Business booked under these pricing conditions severely impacted our results for the fiscal year ended June 30, 1994 and the six months ended December 31, 1994.

     If new competitors enter the FSI market or our existing competitor tries to increase market share by reducing prices, our financial performance could be materially adversely affected.

COST OF PAPER -- SIGNIFICANT INCREASES IN THE COST OF PAPER (WHICH WE CANNOT CONTROL) COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF VALASSIS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     In 1995 and 1996, our paper prices experienced dramatic fluctuations, increasing nearly 70% in 1995 before returning in early 1997 to levels approximating those in 1994. Paper prices again increased in 1997 and the first half of 1998, although at a much lesser rate. Paper costs decreased during the second half of 1998. We have limited ability to protect ourselves from these types of fluctuations or to pass increased costs along to our customers. We maintain on average less than 30 days of paper inventory. Significant increases in the cost of paper could have a material adverse effect on our financial performance.

OUR SUBSIDIARIES ARE NOT GUARANTORS -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE, OR REORGANIZE.

     None of our subsidiaries will guarantee the Exchange Notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES -- THERE ARE RISKS ASSOCIATED WITH FAILING TO EXCHANGE THE OLD NOTES.

     Holders of the Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to restrictions on transfer and exchange of their Old Notes. In general, the Old Notes may not be offered or sold, unless they are registered under the Securities Act and applicable state securities laws. After this Exchange Offer, we do not anticipate registering any Old Notes under the Securities Act. Accordingly, the liquidity of the market for a holder's Old Notes may be adversely affected upon the completion of the Exchange Offer if a holder does not participate. See "The Exchange Offer" beginning on page 20.

NO PRIOR MARKET FOR THE EXCHANGE NOTES -- THERE IS NO ASSURANCE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

     There is no active trading market for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or to seek the admission thereof for trading in the NASDAQ National Market. Bear, Stearns & Co. Inc. and Wasserstein Perella Securities, Inc., the Initial Purchasers of the Old Notes, have told us that they intend to make a market in the Exchange Notes. However, they are not obligated to do so, and any such market making activities may be discontinued at any time without notice. Therefore, there can be no assurance that an active market for the Exchange Notes will develop or, if such a market develops, that it will continue.

YEAR 2000 COMPLIANCE -- THE YEAR 2000 PROBLEM MAY ADVERSELY AFFECT US IF OUR CUSTOMERS AND SUPPLIERS DO NOT ADEQUATELY ADDRESS THEIR YEAR 2000 CONCERNS.

     Many computer software programs refer to years in terms of their final two digits only. Such programs may interpret the Year 2000 to mean the year 1900 instead. If not corrected, those programs could cause computers to either shut down or provide incorrect data information.

     In response to the Year 2000 issue, we have created two project plans: one for program modifications and another for implementing new financial software upgrades. We expect all critical systems to be Year 2000 compliant by the end of the first quarter of 1999. We estimate the costs related to the implementation of the program modification plan and the financial software upgrade plan to be approximately $400,000 and $300,000, respectively. The costs have been, and will be funded through operating cash flows and expensed as incurred. In addition, we are asking our vendors, service providers and customers about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information related to the Year 2000. The Company cannot quantify the aggregate cost to the Company with respect to vendors, service providers and customers with Year 2000 problems, although the Company does not anticipate it will have a material adverse impact on its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

                                USE OF PROCEEDS

     The Company will receive no proceeds from the exchange of the Old Notes pursuant to the Exchange Offer. The Company received approximately $98.7 million in proceeds from the sale of the Old Notes. The Company used such proceeds to retire the then outstanding indebtedness under the Company's Revolving Credit Facility. The Company used borrowings of $70.0 million under the Revolving Credit Facility and borrowings of $40.0 million under the Company's then existing credit facility (which borrowings were refinanced at par with borrowings of $40.0 million under the Revolving Credit Facility) along with $36.6 million of available cash to repurchase approximately $125.2 million in aggregate principal amount of the Company's 9.55% Senior Notes due 2003 for $146.6 million.

     The Revolving Credit Facility matures on October 31, 2001. See "Description of Other Indebtedness -- Description of Revolving Credit Facility."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data presented below as of and for each of the years ended December 31, 1997 and 1998 are derived from the consolidated financial statements of the Company, which have been audited by our independent auditors, Deloitte & Touche LLP. The financial statements as of and for each of the years ended June 30, 1994 and December 31, 1995 and 1996 and as of and for the six month period ended December 31, 1994 are derived from our audited consolidated financial statements which were audited by Ernst & Young LLP, prior to restatement for the change in accounting for inventory costs discussed below. During the quarter ended March 31, 1998, the Company changed its method of accounting for inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. The change in method of inventory costing has been applied retroactively. Due to the debit balance LIFO reserves and corresponding lower-of-cost-or-market reserves, the change had no effect on the balance sheet at December 31, 1997, December 31, 1994 or June 30, 1994 or the income statements for the periods then ended. The financial statements for the years ended December 31, 1995 and 1996 have been restated. The effect of this restatement was to reduce net income in 1996 by $3.1 million and increase net income and reduce accumulated deficit in 1995 by $3.1 million. The restatement for the change in inventory costs was audited by Deloitte & Touche LLP.

     The information set forth below should be read in conjunction with the Company's consolidated financial statements and the related notes thereto in the documents incorporated by reference in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    FISCAL YEAR    SIX MONTHS
                                       ENDED         ENDED
                                     JUNE 30,     DECEMBER 31,          FISCAL YEAR ENDED DECEMBER 31,
                                    -----------   ------------   --------------------------------------------
                                       1994           1994         1995          1996       1997       1998
                                       ----           ----         ----          ----       ----       ----
STATEMENT OF OPERATIONS DATA:
Revenues..........................   $542,609       $279,034     $613,752      $659,108   $675,496   $741,383
Cost of products sold.............    432,492        223,456      460,941       478,302    436,174    485,103
                                     --------       --------     --------      --------   --------   --------
Gross profit......................    110,117         55,578      152,811       180,806    239,322    256,280
Selling, general and
  administrative expenses(1)......     62,625         27,211       58,071        67,127     77,406     77,224
Amortization of intangibles.......     10,902          4,672       26,496(2)      8,181      8,574      8,097
                                     --------       --------     --------      --------   --------   --------
Operating earnings................     36,590         23,695       68,244       105,498    153,342    170,959
Interest expense(3)...............     38,217         19,623       40,451        39,625     38,312     34,450
                                     --------       --------     --------      --------   --------   --------
Earnings (loss) before income
  taxes and extraordinary loss....     (1,627)         4,072       27,793        65,873    115,030    136,509
Income taxes......................     (6,800)         2,149       15,092        26,098     45,100     52,223
Extraordinary loss (net of tax)...         --          4,176           --            --         --     13,598
                                     --------       --------     --------      --------   --------   --------
Net earnings (loss)...............   $  5,173       $ (2,253)    $ 12,701      $ 39,775   $ 69,930   $ 70,688
                                     ========       ========     ========      ========   ========   ========
OTHER OPERATING DATA:
EBITDA(4).........................   $ 60,290       $ 33,417     $103,991      $120,543   $168,714   $186,678
Depreciation and Amortization.....     23,700          9,722       35,747        15,045     15,372     15,719
Capital expenditures..............      4,069          9,173        6,530         7,104     13,023     13,418
Ratio of earnings to fixed
  charges(5)......................         --           1.20x        1.67x         2.61x      3.92x      4.83x
Ratio of EBITDA to interest
  expense.........................       1.58x          1.70x        2.57x         3.04x      4.40x      5.42x
Total debt to EBITDA(6)...........       6.95x          6.25x        4.00x         3.34x      2.18x      1.82x

                                                   AT
                                     AT        SIX MONTHS
                                 FISCAL YEAR     ENDED
                                    ENDED       DECEMBER
                                  JUNE 30,        31,                      AT DECEMBER 31,
                                 -----------   ----------   ---------------------------------------------
                                    1994          1994        1995        1996        1997        1998
                                    ----          ----        ----        ----        ----        ----
                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Current assets.................   $ 117,902    $ 109,281    $ 160,234   $ 177,761   $ 151,087   $ 143,059
Current liabilities (excluding
  current portion of long-term
  debt)........................     133,211      130,658      150,826     154,110     148,453     158,566
Total assets...................     239,709      234,330      264,111     273,734     240,885     232,014
Total debt.....................     419,000      417,927      416,034     403,155     367,075     340,461
Stockholders' deficit..........    (316,779)    (319,032)    (307,222)   (286,594)   (276,967)   (268,524)

-------------------------
(1) Includes $(0.3) million and $(1.4) million of minority interests for the six months ended December 31, 1994 and the fiscal year ended December 31, 1995, respectively.

(2) Includes writedown of intangibles and loss on the sale of a business of $16.9 million.

(3) Assuming that the Company had repurchased $125.2 million in aggregate principal amount of the Company's 9.55% Senior Notes due 2003 as of January 1, 1998 and financed such repurchase with $47.9 million from the Revolving Credit Facility (assuming an interest rate of 6.29% per annum) and approximately $98.7 million of net proceeds from the offering of the Old Notes, interest expense would have been reduced by approximately $2.3 million (assuming interest income on cash balances remained constant).

(4) EBITDA represents operating earnings before interest, taxes, depreciation, and amortization. The Company has included information concerning EBITDA because the Company understands that it is used by certain investors as a measure of the Company's historical ability to service its debt. EBITDA does not represent cash generated from operations as defined by generally accepted accounting principles and it is not necessarily indicative of cash available to fund cash needs.

(5) The ratio of earnings to fixed charges was computed by dividing (a) earnings before fixed charges, income taxes and extraordinary items by (b) fixed charges, which consist of interest expense, amortization of debt issuance costs and the interest portion of rent expense. Earnings were inadequate to cover fixed charges by $1.6 million for the fiscal year ended June 30, 1994.

(6) In calculating this ratio, EBITDA is annualized by multiplying by two for the six months ended December 31, 1994.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Valassis derives revenues primarily from the sale of space in promotional materials printed on the Company's printing presses. The Company's prime cost components include paper, payments to newspapers for insertion of promotional materials (media), printing costs (including labor) and shipping.

     Paper represents approximately 40% of the cost of products sold for the Company's FSI business. In 1995 and 1996, the Company's paper prices experienced dramatic fluctuations, increasing nearly 70% in 1995 before returning in early 1997 to levels approximating those in 1994. Paper prices again increased in 1997 and the first half of 1998, although at a much lesser rate. Paper costs decreased during the second half of 1998.

     Valassis purchases coated ground wood No. 5 sheet from three primary suppliers. In 1998, Valassis entered into a three-year contract with one of these suppliers for the purchase of approximately 23% of its paper volume requirement. This contract limits the amount of increases or decreases (to approximately 10% in any twelve-month period) of the Company's cost of paper. Such cost is adjusted quarterly. The remainder of the Company's paper requirement is bought pursuant to contracts that are typically three to six months in duration. The Company maintains on average less than 30 days of paper inventory.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated, certain income and expense items from continuing operations and the percentages that such items bear to revenues:

                                                                    FISCAL YEAR ENDED
                                                                       DECEMBER 31,
                                              --------------------------------------------------------------
                                                     1996                  1997                  1998
                                              ------------------    ------------------    ------------------
                                                          % OF                  % OF                  % OF
                                                $       REVENUES      $       REVENUES      $       REVENUES
                                                -       --------      -       --------      -       --------
                                                                  (DOLLARS IN MILLIONS)
FSI sales.................................    $504.1      76.5%     $521.3      77.2%     $567.7      76.6%
VIP sales.................................      89.4      13.6        89.2      13.2       103.1      13.9
ROP sales.................................      25.5       3.9        23.8       3.5        17.8       2.4
Other sales...............................      40.1       6.0        41.2       6.1        52.8       7.1
                                              ------     -----      ------     -----      ------     -----
  Revenues................................     659.1     100.0       675.5     100.0       741.4     100.0
Cost of products sold.....................     478.3      72.6       436.2      64.6       485.1      65.4
                                              ------     -----      ------     -----      ------     -----
  Gross profit............................     180.8      27.4       239.3      35.4       256.3      34.6
Selling, general and administrative
  expenses................................      67.1      10.2        77.4      11.4        77.2      10.4
Amortization of Intangibles...............       8.2       1.2         8.6       1.3         8.1       1.1
                                              ------     -----      ------     -----      ------     -----
  Operating earnings......................     105.5      16.0       153.3      22.7       171.0      23.1
Interest expense..........................      39.6       6.0        38.3       5.7        34.5       4.7
                                              ------     -----      ------     -----      ------     -----
  Earnings before Income taxes and
     Extraordinary loss...................      65.9      10.0       115.0      17.0       136.5      18.4
  Income taxes............................      26.1       4.0        45.1       6.7        52.2       7.1
                                              ------     -----      ------     -----      ------     -----
  Earnings before Extraordinary loss......      39.8       6.0        69.9      10.3        84.3      11.3
Extraordinary loss (net of tax)...........        --        --          --        --        13.6       1.8
                                              ------     -----      ------     -----      ------     -----
  Net earnings............................    $ 39.8       6.0%     $ 69.9      10.3%     $ 70.7       9.5%
                                              ======     =====      ======     =====      ======     =====

     As a result of the acquisition of Valassis in 1986, the Company recorded significant amounts of intangible assets. As a consequence, the Company's results of operations include non-cash expenses related to the amortization of intangible assets, including goodwill.

  Calendar 1998 Compared to Calendar 1997

     Total revenues for 1998 increased 9.8% to $741.4 million from $675.5 million for 1997. This increase was primarily as a result of an 8.9% rise in FSI revenue from $521.3 million in 1997 to $567.7 million for 1998. The FSI revenue increase is attributable to overall industry page growth, as well as slightly higher market share and moderate price increases. In addition, VIP experienced volume growth resulting in a 15.6% increase in sales during 1998. Also, Valassis Sampling revenue rose 79.1% in 1998 to $28.3 million, compared to $15.8 million for 1997 due to increased activity during 1998.

     The favorable impact of increases in FSI page volume and higher pricing was offset by an increase in paper costs during 1998. However, the Company believes that the effect of paper price increases peaked in the third quarter of 1998. The Company has already experienced paper price decreases and expects average paper costs to be down in 1999 versus 1998. Gross margin decreased from 35.4% in 1997 to 34.6% for 1998.

     Selling, general and administrative expenses were flat at $77.2 million in 1998. The Company's results for 1998 include a one-time charge of $6.0 million related to the early retirement of the Company's former CEO, and the results for 1997 include a charge of $7.3 million for a one-time bonus paid to certain of the Company's executives, funded by Consolidated Press Holdings (CPH), upon the sale of its interest in the Company in the Company's secondary offering that was completed in July 1997. Without these one-time charges, SG&A would have increased 1.6% during 1998, versus the prior year.

     Interest expense was down for the year ended December 31, 1998 to $34.5 million from $38.3 million in 1997. The Company retired $129.7 million of its public debt in 1998 and $36.2 million of its public debt in 1997. During 1998, the Company repurchased on the open market approximately $125.2 million in aggregate principal amount of its 9.55% Senior Notes due 2003 for $146.6 million using approximately $70.0 million under its Revolving Credit Facility, approximately $40.0 million under its then existing facility (which borrowings were refinanced at par with the Revolving Credit Facility) and $36.6 million of cash.

     The effective tax rate was 38.3% for the year ended December 31, 1998, compared with 39.2% for the same period in 1997. The effective tax rate decrease is the result of a portion of the special one-time charge in 1997, referred to above, being non-deductible.

     Earnings before extraordinary items for the year ended December 31, 1998 were up 20.6% to $84.3 million versus $69.9 million for 1997. This earnings improvement is primarily the result of increases in FSI page volume and higher pricing, offset in part by higher paper cost.

     In connection with the buyback of the 9.55% Senior Notes due 2003 discussed above, the Company paid a premium in an amount equal to $21.4 million and wrote off $0.5 million of unamortized debt issuance costs. Accordingly, the Company incurred extraordinary charges of $13.6 million (net of tax) due to early extinguishment of $129.7 million of debt in 1998.

  Calendar 1997 Compared to Calendar 1996

     Revenues for 1997 were $675.5 million, up 2.5% from $659.1 million in 1996. FSI revenue increased 3.4% to $521.3 million in 1997. This was due to slightly higher FSI prices and increased page due to improved market share. VIP revenue was flat for 1997 at $89.2 million, due largely to the fact that two major customers reduced spending on print promotions, which offset the growth experienced from other customers. ROP revenue was down 6.7% to $23.8 million in 1997. Valassis Sampling sales were up 10.5% in 1997.

     Gross profit as a percentage of revenue increased to 35.4% in 1997 compared to 27.4% in 1996. This increase was primarily due to lower average paper costs in 1997 versus 1996, as well as smaller declines in media and print costs. After declining throughout 1996 and early 1997, paper prices began to increase during 1997.

     Selling, general and administrative expenses increased to $77.4 million in 1997 versus $67.1 million in 1996. SG&A expenses for 1997 include a one-time charge of $7.3 million for the one-time bonus paid to certain of the Company's executives, funded by CPH upon the sale of its interest in the Company in July

1997. The remaining increase was due to increased advertising and promotional activity, as well as incentive/reward programs associated with the increased level of earnings.

     Interest expense was down in 1997 to $38.3 million from $39.6 million in 1996. The Company retired $36.2 million and $13.0 million of its public subordinated debt in 1997 and 1996, respectively.

     Net earnings increased 75.6% to $69.9 million in 1997 from $39.8 million in 1996. This increase was due to the strength of the Company's core FSI business, coupled with a significant decrease in the average cost of paper in 1997 versus 1996.

FINANCIAL CONDITION, LIQUIDITY AND SOURCES OF CAPITAL

     The Company's liquidity requirements arise mainly from its working capital needs, primarily accounts receivable, inventory and debt service requirements. The Company does not offer financing to its customers. FSI customers are billed for 75% of each order eight weeks in advance of the publication date and are billed for the balance immediately prior to the publication date. The Company inventories its work in progress at cost while it accrues progress billings as a current liability at full sales value. Although the Company receives considerable payments from its customers prior to publication of promotions, revenue is recognized only upon publication dates. Therefore, the progress billings on the balance sheet include any profits in the related receivables, and, accordingly, the Company can operate with low, or even negative, working capital.

     Cash and cash equivalents totaled $6.9 million at December 31, 1998, down $28.5 million from December 31, 1997. This was the result of cash provided by operating activities of $87.9 million, and cash used in investing activities and financing activities of $13.9 million and $102.5 million, respectively, in 1998.

     Cash flow from operating activities decreased to $87.9 million for the year ended December 31, 1998 from $90.5 million for the year ended December 31, 1997. The Company used this cash flow during 1998 in addition to amounts available under its credit facility then in existence (as discussed more fully above) to repurchase $129.7 million of its public debt and $105.7 million of its common stock.

     The Company experienced a significant improvement in cash flow during 1997, due primarily to increased earnings. Cash provided by operating activities was $90.5 million in 1997, compared with $66.7 million in 1996. The Company used its available cash to purchase $91.5 million of its common stock and to retire $36.2 million of its 9 3/8% Subordinated Notes due 1999 in 1997.

     A portion of the Company's debt (which totaled $340.5 million as of December 31, 1998), in the amount of $107.7 million, was due on March 15, 1999. In November 1998, the Company replaced its then existing credit facility with a $160.0 million Revolving Credit Facility. See "Description of Other Indebtedness -- Description of Revolving Credit Facility." The Company used borrowings under the Revolving Credit Facility to retire approximately $125.2 million in aggregate principal amount of its 9.55% Senior Notes due 2003 for $146.6 million. In January 1999, the Company issued the Old Notes. The Company used the net proceeds from such offering to retire the then outstanding indebtedness under the Revolving Credit Facility. The Company borrowed additional amounts under the Revolving Credit Facility to pay the debt due in March 1999.

     The Company intends to use cash generated by operations to meet interest and principal repayment obligations, for general corporate purposes, to reduce its indebtedness and from time to time to repurchase stock through the Company's stock repurchase program. As of December 31, 1998, the Company had authorization to repurchase an additional 2.2 million shares of its common stock under its existing share repurchase program.

     Management believes the Company will generate sufficient funds from operations and will have sufficient lines of credit available to meet currently anticipated liquidity needs, including interest and required principal payments on indebtedness.

CAPITAL EXPENDITURES

     The Company operates three printing facilities. Capital expenditures were $13.4 million for the year ended December 31, 1998. Management expects future capital expenditure requirements of approximately $10.0 million to $15.0 million over each of the next three to five years to meet increased capacity needs and to replace or rebuild equipment as required. It is expected that equipment will be purchased using funds provided by operations.

YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This problem could force computers to either shut down or provide incorrect data or information.

     In response to the Year 2000 issue, the Company has implemented a multi-faceted project plan, which covers both IT and non-IT systems. This plan encompasses three areas: (1) program modifications; (2) implementing new financial software upgrades; and (3) testing readiness of vendors and customers. Phases associated with the project plan are: identification and ranking of components of the Company's systems and equipment and those of its suppliers that may be vulnerable to Year 2000 problems; assessment of those components; remediation or replacement of non-compliant systems and components; testing of systems and components following remediation; and the development of contingency plans.

     With regard to program modification and implementing new software upgrades, the Company is currently in the testing phase and expects to have all critical systems Year 2000 compliant by the end of the first quarter of 1999. With regards to readiness of vendors and customers, the Company is currently in the assessment phase and plans to have testing completed by June 30, 1999.

     The Company's plans include the development of a full contingency plan. The Company believes that by June 30, 1999, it will be able to fully determine its most likely worst case scenarios and will have its contingency plans in place. Potential sources of risk include the inability of suppliers (principally paper suppliers) to be Year 2000 compliant in a timely manner, which could result in delays in product deliveries from such suppliers, the disruption of the distribution of the Company's products to the consumer, and disruption of the Company's own production facilities as a result of general failure of necessary infrastructure such as electricity supply.

     The Company estimates the total costs related to the implementation of the program modification plan and the financial software upgrade plan to be approximately $400,000 and $300,000, respectively, which will be funded through operating cash flows and expensed as incurred. To date, expenses have totaled approximately $300,000 for program modifications and $30,000 for financial software upgrades. It is not possible to quantify the aggregate cost to the Company with respect to vendors, service providers and customers who fail to become Year 2000 compliant. See "Risk Factors -- Year 2000 Compliance."

     This is a Year 2000 Readiness Disclosure Statement within the meaning of the Year 2000 Information and Readiness Disclosure Act (P.L. 105-271).

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued by the Financial Accounting Standards Board. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company has not determined the impact on its consolidated financial statements. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999.

BUSINESS OUTLOOK

     The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

     - Price and volume increases for the Company's principal product, the FSI, are expected to result in a modest increase in FSI revenue for 1999.

     - The average price of paper, which is a major cost factor in the Company's business, increased in 1998. However, prices have begun to decrease, and the average price of paper in 1999 is expected to be lower than the average in 1998.

     The above expectations are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could affect expectations are the following: the entry of a new competitor in the Company's core FSI business and any consequent intense price competition; new technology that would make FSIs less attractive; a shift in customer preference for different promotional materials, promotional strategies or coupon delivery methods, including in-store advertising systems and other forms of coupon delivery; an increase in the Company's paper costs; or general business and economic conditions. See "Risk Factors."

                                    BUSINESS

THE COMPANY

     We are a leading marketing services company in the field of sales promotion. We generate most of our revenues by printing and publishing cents-off coupons and other consumer purchase incentives primarily for package goods manufacturers. We are one of the country's largest printers and publishers of these coupons.

     We offer a broad array of marketing products, including:

     - Free-Standing Inserts ("FSIs") -- four-color promotional booklets containing the coupons of multiple advertisers that are distributed by us to nearly 58 million households through Sunday newspapers;

     - Valassis Impact Promotions ("VIP") -- solo specialized promotional programs for single advertisers;

     - Valassis Sampling -- newspaper-delivered sampling programs;

     - Valassis of Canada -- consumer promotion and direct response merchandising; and

     - Run-of-Press ("ROP") -- advertising on the pages of newspapers.

     We produced our first FSI in 1972. In 1998, we inserted our cooperative FSIs in the Sunday edition of over 500 newspapers with a combined average paid circulation of approximately 57.7 million on 46 publishing dates. By comparison, there were approximately 93.3 million households in the United States, according to information published in 1990 by the U.S. Census Bureau.

BUSINESS STRATEGY

     We believe that our existing products put us in a strong position to meet the mass and geo-demographic targeted needs of our customers. Our strategy is to build on the strength of our core FSI product to offer a range of integrated marketing solutions to a broader base of customers. In order to accomplish this, we will continue our commitment to the FSI segment of our business while providing high levels of product quality and customer service. In addition, we will attempt to capitalize on our expertise in consumer promotion to further develop our existing VIP, Valassis Sampling, and Valassis of Canada divisions. We will continue to offer more highly targeted and one-to-one marketing solutions via direct mail and the Internet utilizing database marketing techniques.

THE COMPANY'S PRODUCTS

     We print and publish cents-off coupons, refund offers, premiums, sweepstakes and contests distributed to households throughout the United States. We offer our customers a variety of consumer promotion alternatives. Depending upon the particular promotion goal, a customer can choose to include its promotional materials in FSIs or ROP, can elect to distribute a customized printed solo insert (VIP), or distribute a product sampling program. We market our products through our own sales force and rely to a significant extent on repeat business.

     Account Managers personally call on existing customers to maintain relationships and on potential customers to describe the advantages afforded by our products compared to other promotion alternatives. In addition, approximately 25% of each cooperative FSI program is sold to direct mail marketers who purchase space (referred to as "remnant space") at reduced costs in exchange for accepting such space on a space-available basis.

FREE-STANDING INSERTS (FSIS)

     Most of the consumer purchase incentives that we publish are featured in cooperative FSIs which are four-color promotional booklets printed by us at our own facilities and distributed through Sunday newspapers. Cooperative FSIs are booklets containing promotions from multiple advertisers. We produced our first FSI in 1972. In 1998, we inserted our cooperative FSIs in the Sunday edition of over 500 newspapers with a combined average paid circulation of approximately
57.7 million on 46 publishing dates. By comparison, there were approximately 93.3 million households in the United States, according to information published in 1990 by the U.S. Census Bureau.

     Many FSI sales are made significantly in advance of program dates. We typically announce our annual publication schedule approximately 12 to 18 months in advance of the first publication date and customers may reserve categories at any time thereafter. Account Managers work closely with customers to select their FSI publication dates from our schedule and coordinate all aspects of FSI printing and publication, as well as to obtain commitments from customers in the form of signed contracts. Our proprietary order entry and ad placement software allows us to produce as many different FSI versions as customers require, typically over 270 different layout versions per publication date. By offering different versions in different markets, we offer our customers greater flexibility to target precise geographic areas or tailor promotional offers to particular markets by varying coupon values, promotion copy and terms of the promotional offer.

     At the end of the selling cycle for each cooperative FSI program, there is generally space in the booklet that has not been sold. This remnant space is sold at a discount, primarily to direct mail marketers, who place themselves on a waiting list for space that may become available. We select direct mail marketers as remnant space customers on the basis of a number of factors, including price, circulation, reputation and credit-worthiness. Remnant space customers are subject to being "bumped" in favor of a regular price customer in need of space at the last minute. Remnant space sales are included in total cooperative FSI sales for financial reporting purposes.

     Total cooperative FSI sales during the year ended December 31, 1998 were $567.7 million, or 76.6% of our net sales. The top ten FSI customers accounted for approximately 25.0% of FSI sales during the year ended December 31, 1998, and no single customer accounted for more than 10.0% of FSI sales during the same period.

VALASSIS IMPACT PROMOTIONS (VIP)

     VIP offers our customers specialty print promotion products in multiple, customized formats such as die-cuts, posters and calendars, as well as traditional FSI formats. Because these promotions feature only one manufacturer (referred to as "solos"), the customer has the ability to create a completely individualized promotion. While VIP does produce printed material for direct mail programs or for shipment to store locations, its primary product is newspaper-delivered promotions. VIP offers customers the flexibility to run promotions any day of the year in any newspaper throughout the United States. VIP specializes in producing turnkey promotions for franchise and retail marketers, such as fast food chains, allowing orders to be placed on a national, regional or local basis.

     VIP sales during the year ended December 31, 1998 were $103.1 million, or 13.9% of our net sales. VIP customers are made up primarily of franchise food and retail operations. Two VIP customers accounted for 27.0% of VIP sales for the year ended December 31, 1998, with the top ten customers accounting for approximately 61.0% of total VIP sales.

VALASSIS SAMPLING

     We offer a newspaper-delivered sampling product that gives manufacturers the ability to cost-effectively reach up to 58 million households in one weekend. Samples can either be machine-inserted into newspapers (Newspac(R)), placed in a polybag alongside the newspaper, or pre-sealed in a pouch that forms part of the polybag (Newspouch(R)). In 1997, Valassis Sampling expanded its product line with the addition of Brand Bag(TM) and Brand Bag Plus(TM). This product offers marketers the opportunity to deliver an impactful advertising message on a newspaper polybag without a sample included. Both products offer customers home-delivered newspaper circulation of up to 40 million households in one weekend. The bags feature the customer's advertising with the option of a weather-resistant tear-off coupon.

     In 1998, Valassis Sampling generated total revenue of $28.3 million, or 3.8% of net sales. The top ten customers accounted for approximately 88.0% of Valassis Sampling sales during the year ended December 31, 1998, with three customers accounting for 62.0% of Valassis Sampling sales during the same period.

VALASSIS OF CANADA

     In March 1995, Valassis acquired McIntyre & Dodd Marketing (now known as Valassis of Canada), a leader in consumer promotion and direct response merchandising in Canada. Several challenges were faced in 1995 including an industry price/market share battle, poor economy, and mail order volume decline. Since then, we have streamlined or repositioned existing products, dropped unprofitable offerings and added new products and services to better meet the needs of our customers.

RUN-OF-PRESS (ROP)

     We arrange for the publication of ROP promotions in either a cooperative or solo format. Cooperative programs, which group the promotions of several customers together, are sold on a product exclusive basis, and usually run each week when a newspaper runs its food section. Solo programs, which feature a single advertiser, offer the marketer the flexibility to run in any newspaper throughout the United States (including newspapers targeted to specific demographic groups), on any day of the year and in any section of the newspaper.

     Media (newspaper placement fees) is the major cost component of ROP distribution, which generally accounts for approximately 98.0% of our total direct ROP costs. We believe that our customers use us to place ROP because of our ability to negotiate favorable media rates, our well-developed production and placement capabilities, and our capacity to execute integrated FSI and ROP programs. We do not project this division to be a growth area, but rather an additional service offered to our customers.

     ROP customers include primarily package goods manufacturers, pharmaceutical companies and their advertising and promotion agencies. Our total ROP sales were $17.8 million during the year ended December 31, 1998, or 2.4% of net sales. Our top ten ROP customers accounted for approximately 85.0% of the ROP sales during the same period.

COMPETITION

     We compete in the cooperative FSI business principally with News America FSI, Inc., a company owned by The News Corporation Limited. This competitor has substantially greater financial resources than we do. We compete for business primarily on the basis of the following:

        - customer service and sales relationships;

        - price; and

        - category availability.

     We also compete with in-store marketing and other forms of promotional strategies or coupon delivery and may compete with any new or products in the sales promotion field.

     In the past, new competitors have tried to establish themselves in the FSI market. As a result, we experienced periods of intense price competition. During such times, the number of FSI programs increased which led to a meaningful decrease in the number of pages per FSI program and, as a result, a decrease in the average revenue per page. These significant decreases had a material adverse effect on our financial performance. Business booked under these competitive pricing conditions severely impacted our results for the fiscal year ended June 30, 1994 and the six months ended December 31, 1994.

     If new competitors enter the FSI market or our existing competitor tries to increase market share by reducing prices, our financial performance could be materially adversely affected.

     Although we believe that cooperative FSIs are currently the most efficient means of distributing coupons to the public, we compete with other media for the promotion and marketing dollars of our customers. It is possible that alternative media or changes in promotional strategies could make FSIs less attractive to our customers or could cause a shift in their preference to different promotional materials or coupon delivery modes.

     The VIP division competes with News America FSI, Inc. for package goods and fast food business, and with commercial printers. VIP continues to add new services and product formats to meet the needs of an expanding customer base.

     We compete with several newspaper network groups in the ROP market. As there are no significant capital investments associated with this business, other competitors could easily enter the ROP market. An increase in the number of ROP competitors could result in a loss of market share for our ROP division.

EMPLOYEES

     As of December 31, 1998, we had 1,456 full-time employees: 473 of these employees are on our sales, sales operations and marketing staff; 867 are involved in manufacturing; 34 are on our management information systems staff; and 82 are involved with administration. None of our employees are represented by a labor union. We consider labor relations with employees to be good and have not experienced any interruption of our operations due to labor disagreements.

PROPERTIES

     Our principal executive offices are located in a leased office complex in Livonia, Michigan. We also lease sales offices in Los Angeles (Seal Beach), Chicago (Schaumburg), Atlanta, Dallas, Boston, Minneapolis, Connecticut (Wilton), and various other localities.

     We operate three printing facilities. We own the Livonia printing facility which consists of approximately 225,000 square feet and includes VIP, printing and warehouse facilities. We also own printing facilities in Durham, North Carolina and Wichita, Kansas, consisting of approximately 110,000 square feet and 138,000 square feet, respectively. In addition, we lease a facility in Plymouth, Michigan, which houses our pre-press operations. These facilities generally have sufficient capacity to handle present volumes although, during periods of unusual demand, we may require services of a contract printer.

LEGAL PROCEEDINGS

     On February 24, 1999, we commenced litigation against The News Corporation Limited and News America Incorporated in the State of Michigan Circuit Court for the County of Wayne. The complaint seeks $150 million in compensatory damages, $300 million in punitive damages and injunctive relief based on allegations of tortious interference with contract, tortious interference with prospective contractual relations and aiding and abetting a breach of fiduciary duty. The principal factual allegation is that the defendants induced Arthur Andersen LLP to repudiate a joint venture agreement with us relating to the development of a new product. The time for defendants to answer or move with respect to the complaint has not yet expired. We have also asked Arthur Andersen to pursue ADR procedures mandated by the joint venture agreement with respect to this dispute.

     We are involved in various routine litigation arising in the ordinary course of business. In our opinion, the ultimate disposition of these matters will not have a material effect on our financial position, results of operations or liquidity.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company on January 12, 1999, in a private placement in reliance on Section 4(2) of the Securities Act and immediately resold by the Initial Purchasers thereof in reliance on Rule 144A under the Securities Act. In connection with that placement, the Company entered into the Registration Rights Agreement, which requires that the Company file the Registration Statement under the Securities Act with respect to the Exchange Notes and, upon the effectiveness of that Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its reasonable efforts to (i) cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before June 11, 1999 and (ii) consummate the Exchange Offer on or before July 12, 1999. Except as provided below, upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Notes and the Exchange Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement, of which this Prospectus is a part, and the summary herein of the material provisions thereof does not purport to be complete and is qualified in its entirety by reference thereto. As a result of the timely filing and the effectiveness of the Registration Statement, the Additional Interest provided for in the Registration Rights Agreement will not become payable by the Company. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon consummation of the Exchange Offer. See "Risk Factors -- Consequences of Failure to Exchange Old Notes."

     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the Exchange Notes, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Notes within the meaning of the Securities Act and
(iii) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement if (i) the Company determines that it is not permitted to effect the Exchange Offer as contemplated hereby because of any applicable law or policy, or (ii) any holder of Transfer Restricted Securities notifies the Company prior to July 12, 1999 (a) that it is prohibited by law or SEC policy from participating in the Exchange Offer, (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that this Prospectus is not appropriate or available for such resales, or (c) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged for an Exchange
Note in the Exchange Offer, (ii) the date on which such Old Note has been electively registered under the Securities Act and disposed of in accordance with such "shelf" registration statement, (iii) the date on which such Old Note is sold pursuant to Rule 144 under circumstances in which any legend borne by such Old Note relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed or such Old Note is eligible to be sold pursuant to paragraph (k) of Rule 144, or (iv) such Old Note shall cease to be outstanding. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise require that the Company register such holder's shares of Old Notes under the Securities Act. See "-- Procedures for Tendering."

     Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions set forth below, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such Exchange Notes, whether or not such person is the registered holder (other than any such holder or such other person which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) a broker-dealer that purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a person participating in the distribution of the Exchange Notes) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Holders of Old Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Except as stated above, this Prospectus may not be used for an offer to resell, resale or other retransfer of Exchange Notes.

     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer (except as set forth in the second paragraph under " -- Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer. See "Risk Factors -- Consequences of Failure to Exchange Old Notes."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the Exchange Notes are substantially the same as the terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and except for certain transfer restrictions, registration rights and terms providing for an increase in the interest rate on the Old Notes under certain events relating to registration of the Exchange Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.

     As of the date of this Prospectus, Old Notes representing $100.0 million aggregate principal amount were outstanding and there was one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered holder and to others believed to have beneficial interests in the Old Notes. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on May 21, 1999, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date," shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and each registered holder of any extension by oral or written notice (which may be by means of a press release or other public announcement) prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. In addition, the Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, or, if any of the conditions set forth under "-- Conditions to Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "-- Book-Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal prior to the Expiration Date, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS

RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by appropriate bond powers, signed by the registered holder as that registered holder's name appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes, the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "-- Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the registered holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and
(iii) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

     In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "-- Exchange Agent" on or prior to 5:00 p.m., New York City time, on the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer; provided, however, that withdrawn Old Notes may be tendered again following one of the procedures described herein and in the Letter of Transmittal at any time prior to the Expiration Date. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under " -- Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event the

Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                              THE BANK OF NEW YORK

                        By Registered or Certified Mail:

                              The Bank of New York
                               101 Barclay Street
                                   Floor 7-E
                               New York, NY 10286

                         Attn: Reorganization Section,
                               Jacqueline Warren
                                 (212) 815-5924
                 By Hand or Overnight Delivery before 5:00 p.m.

                              The Bank of New York
                               101 Barclay Street
                            Corporate Trust Services
                                  Ground Level
                               New York, NY 10286

                         Attn: Reorganization Section,
                               Jacqueline Warren
                                 (212) 815-5924

                   By Facsimile (for Eligible Institutions):
                                 (212) 815-6339

                               For Information or
                           Confirmation by Telephone:
                                 (212) 815-5924

    (Originals of all documents sent by facsimile should be sent promptly by registered or certified mail,
                   by hand or by overnight delivery service.)

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company including fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon. See "Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

                       DESCRIPTION OF OTHER INDEBTEDNESS

DESCRIPTION OF REVOLVING CREDIT FACILITY

     The Company is party to a Credit Agreement, dated as of November 16, 1998, as amended by Amendment No. 1 thereto, dated as of November 25, 1998, with several financial institutions and Comerica Bank, as Agent for such financial institutions (the "Credit Agreement"). The Credit Agreement provides the Company with a $160.0 million unsecured revolving credit facility, including a $10.0 million sublimit for the issuance of letters of credit and a $10.0 million sublimit for swing line loans (the "Revolving Credit Facility"). The Credit Agreement matures on October 31, 2001, which maturity date may be extended for up to two additional one-year periods at the request of the Company and the approval of all of the banks party thereto.

     Revolving credit advances under the Credit Agreement bear interest at an annual rate, from the original closing date until delivery of the Company's 1998 fiscal year audited financial statements, at either:

          - the reserve-adjusted "Eurocurrency-based Rate" plus a margin of 0.725%; or

          - the "Prime-based Rate" (which is defined as the greater of (A) Comerica Bank's "prime rate" and (B) the Federal funds effective rate plus 0.500%), at the option of the Company.

     Thereafter, the margin on revolving credit advances that bear interest at the Eurocurrency-based Rate will range from 0.525% per annum to 0.875% per annum, depending on the Company's Funded Debt to EBITDA ratio. There is no margin on revolving credit advances that bear interest at the Prime-based Rate. Swing line advances bear interest at either the Prime-based Rate or a rate quoted by the Swing Line Bank (which is Comerica Bank), at the option of the Company. Each swing line advance is required to be repaid within 30 days after the date of such advance.

     The Company is required to pay an issuance fee on letters of credit equal to 0.125% of the face amount and a fee on the undrawn amount of each letter of credit ranging from 0.525% per annum to 0.875% per annum, depending on the Company's Funded Debt to EBITDA ratio. The Company is also required to pay a facility fee on the aggregate amount of commitments under the Credit Agreement at a rate that ranges from 0.15% per annum to 0.275% per annum, depending on the Company's Funded Debt to EBITDA ratio. So long as any Event of Default shall exist, the Company is required to pay default interest on all advances and other monetary obligations of the Company at a per annum rate equal to 3% in excess of the interest rate(s) then in effect (and, with respect to Eurocurrency-based Rate advances, calculated on the basis of the maximum margin chargeable with respect thereto).

     The Credit Agreement contains customary affirmative covenants, including, without limitation:

          - preservation of existence;

          - keeping of books and records;

          - delivery of financial statements and other information;

          - maintenance of a minimum fixed charge coverage ratio;

          - maintenance of a maximum funded debt to EBITDA ratio;

          - payment of taxes;

          - permitting inspection of books, records and properties;

          - compliance with leases;

          - obtaining necessary governmental approvals;

          - maintenance of insurance;

          - compliance with laws; and

          - compliance with Year 2000 requirements.

     The Credit Agreement also contains customary negative covenants of the Company and its subsidiaries, including, without limitation:

          - a limitation on redemptions of the capital stock of the Company (such redemptions may not exceed, on any date of determination, the sum of $75.0 million plus 50% of the Company's consolidated net income from November 16, 1998 through such date of determination);

          - limitations on mergers and dispositions of assets;

          - limitations on indebtedness (which includes a cap of $600.0 million on the aggregate funded debt of the Company and its subsidiaries);

          - limitations on liens;

          - limitations on acquisitions (which includes a cap of $50.0 million on certain permitted acquisitions and permitted mergers);

          - limitations on the payment of dividends (subject to an exception for up to $12.5 million in any fiscal quarter so long as no Default or Event of Default under the Credit Agreement is continuing or would result therefrom);

          - limitations on investments and loans;

          - limitations on amendments to the terms of any permitted subordinated debt; and

          - a limitation on existing and future investments in subsidiaries and joint ventures.

     The Credit Agreement contains customary Events of Default, including, without limitation:

          - the non-payment of principal, interest or fees when due;

          - the non-payment of other amounts within five business days after written notice from the Agent that the same is due and payable;

          - subject to applicable grace periods in certain circumstances, the default in the performance of the covenants described above;

          - any representation or warranty proves to be untrue or misleading in any material adverse respect when made;

          - cross-default to certain other indebtedness;

          - certain events of bankruptcy and insolvency;

          - certain judgment defaults; and

          - certain changes in control or ownership of the Company.

DESCRIPTION OF OTHER SENIOR NOTES

     In November 1994, the Company completed the sale of $255.0 million in aggregate principal amount of its 9.55% Senior Notes due 2003 (the "2003 Senior Notes"). Such Notes are general unsecured obligations of the Company and rank equally in right of payment with all other senior indebtedness of the Company. As of December 31, 1998, $129.8 million in aggregate principal amount of the 2003 Notes was outstanding. The 2003 Senior Notes mature on December 1, 2003 and bear interest at the rate per annum of 9.55%. Interest on the 2003 Senior Notes is payable semiannually on June 1 and December 1 of each year.

     The 2003 Senior Notes were issued under an indenture dated November 15, 1994 between the Company and The Bank of New York, as Trustee (the "Senior Notes Indenture"). The 2003 Senior Notes are subject to all terms of the Senior Notes Indenture, and holders of the Notes are referred to the Senior Notes Indenture and the Trust Indenture Act for a statement of such terms. The statements under this caption relating to the 2003 Senior Notes are summaries and do not purport to be complete and are qualified in their entirety by express reference to the Senior Notes Indenture which can be obtained as provided under the section in this Prospectus entitled "Available Information."

     The 2003 Senior Notes are not redeemable by the Company prior to maturity. The Senior Notes Indenture contains certain covenants that affect, and in certain cases significantly limit or prohibit:

        - liens;

        - sale and leaseback transactions;

        - restricted payments;

        - indebtedness;

        - transactions with affiliates; and

        - asset sales, mergers and consolidations.

     In addition, the Senior Notes Indenture provides that upon a "Change of Control" of the Company (as defined in the Senior Notes Indenture), the Company will be required to make an offer to purchase the 2003 Senior Notes at a purchase price equal to 101% of their principal amount, plus accrued interest.

                            DESCRIPTION OF THE NOTES

     You can find the definitions of certain terms used in this description under the subheading "-- Certain Definitions."

     The Company will issue the Exchange Notes under the Indenture (the "Indenture") between itself and The Bank of New York, as trustee (the "Trustee") dated as of January 12, 1999, as amended. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

     The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Exchange Notes. A copy of the Indenture and the form of Exchange
Note is included as an exhibit to the Registration Statement of which this Prospectus constitutes a part and is available as set forth under "Available Information."

     The following summary applies to both the Old Notes and the Exchange Notes offered hereby. The terms of the Exchange Notes will be substantially the same as the terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and except for certain transfer restrictions, registration rights and terms providing for an increase in the interest rate on the Old Notes under certain events relating to registration of the Exchange Notes.

BRIEF DESCRIPTION OF THE NOTES

     These Notes:

        - are unsecured general obligations of the Company;

        - rank equally in right of payment with all existing and future unsecured senior debt of the Company; and

        - are senior in right of payment to any existing and future subordinated debt of the Company.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited in aggregate principal amount to $350.0 million, of which $100.0 million will be issued in the Offering. The Company will issue Notes in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on January 15, 2009.

     Interest on these Notes will accrue at the rate of 6 5/8% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 1999. The Company will make each interest payment to the Holders of record of these Notes on the immediately preceding January 1 and July 1.

     Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of the Notes.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

     The Company may redeem the Notes, in whole or in part, at any time at the option of the Company upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to the greater of (i) 100% of the principal amount thereof or (ii) the sum of the present values of the remaining scheduled payments discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

     If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption. No Notes of $1,000 or less shall be redeemed in part.

CERTAIN COVENANTS

     The Indenture contains certain covenants including the following:

LIMITATIONS ON MERGER, CONSOLIDATION, AND SALE OF ASSETS

     The Company will not directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

          (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee; and

          (3) immediately after such transaction no Default or Event of Default exists.

     In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Limitations on Merger, Consolidation, and Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its wholly owned Subsidiaries.

LIMITATIONS ON LIENS

     The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or with respect to any asset owned or hereafter acquired securing Indebtedness without making effective provision to secure all the Notes then outstanding by such Lien, equally and ratably with or, in the event that such other Indebtedness is subordinated in right of payment to the Notes, prior to any and all other such Indebtedness thereby secured, so long as such other Indebtedness is so secured, except that the foregoing restrictions shall not apply to (a) Permitted Liens or (b) other Liens, if after giving effect thereto, the aggregate outstanding amount of all such Indebtedness secured by Liens (other than Permitted Liens) does not exceed the greater of $50.0 million or 15% of Consolidated Tangible Assets determined in accordance with the Company's most recent published consolidated balance sheet prepared in accordance with GAAP.

LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS

     The Company will not, nor will it permit any Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company of any property now owned or hereafter acquired which has been or is to be sold or transferred by the Company to such Person with the intention of taking back a lease of such property (a "Sale and Leaseback Transaction"); provided that the Company may enter into a Sale and Leaseback Transaction if:

          (1) after giving effect to such Sale and Leaseback Transaction, the aggregate outstanding amount of all Attributable Debt resulting from all Sale and Leaseback Transactions does not exceed the greater of $50.0 million or 15% of Consolidated Tangible Assets, determined in accordance with the Company's most recent published consolidated balance sheet in accordance with GAAP; or

          (2) the Company applies, within twelve months after the sale or transfer, an amount equal to the net proceeds of the assets sold pursuant to the Sale and Leaseback Transaction to the voluntary covenant defeasance or retirement of Indebtedness (other than Indebtedness that is held by the Company or Indebtedness of the Company that is subordinate in right of payment to the Notes), which amount will not be less than the fair value (in the opinion of an executive officer of the Company) of such assets less an amount equal to the principal amount of such Indebtedness voluntarily defeased or retired by the Company within such twelve-month period.

     Notwithstanding the foregoing, no retirement referred to in clause (2) above of the preceding sentence may be effected by the payment at maturity or pursuant to any mandatory sinking fund payment or mandatory payment provision.

LIMITATIONS ON STOCK REDEMPTIONS AND STOCK REPURCHASES

     The Company will not, and will not permit any Subsidiary to, directly or indirectly, make any payments to redeem or repurchase any shares of the Company's or a Subsidiary's Capital Stock (a "Redemption Payment"), if at the time the Company or the Subsidiary makes such Redemption Payment:

          (1) a Default shall have occurred and be continuing (or would result from such Redemption Payment); and

          (2) the aggregate amount of such Redemption Payment and all other Redemption Payments since the date of the Indenture would exceed the sum of
     (i) $75.0 million, plus (ii) 50% of the Company's Consolidated Net Income from November 16, 1998 through the date of determination, plus (iii) any proceeds from the sale or issuance of shares of the Company's Capital Stock or securities convertible into shares of the Company's Capital Stock (other than an issuance or sale to a Subsidiary) and, without duplication, proceeds received upon the exercise of options, warrants and other rights to acquire shares of the Company's Capital Stock.

     This "Limitations on Stock Redemptions and Stock Repurchases" covenant will not prohibit (i) any Redemption Payment if, pro forma for such Redemption Payment, the Funded Debt to EBITDA Ratio would have been equal to or less than 1.0; (ii) the repurchase or other acquisition of shares of, or options or warrants to purchase shares of, the Company's Capital Stock or any Subsidiary's Capital Stock from employees, former employees, directors or former directors of the Company or any Subsidiary (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the board of directors of the Company or the Subsidiary under which such individuals purchase or sell or are granted the option to purchase or sell shares of Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions described in this clause (ii) shall not exceed $5,000,000 in any calendar year; provided further, however, that such repurchases and other acquisitions described in this clause
(ii) shall be excluded in the calculation of the amount of Redemption Payments;
(iii) the repurchase or acquisition of shares of the Company's Capital Stock solely in exchange for other shares of the Company's Capital Stock; provided, however, that such issuance of shares of the Company's Capital Stock shall not be included in the calculation of proceeds from the issuance of shares of the Company's Capital Stock in clause (2)(iii) above; provided further, however, that such repurchases and other acquisitions described in this clause (iii) shall be excluded in the calculation of the amount of Redemption Payments; or
(iv) the repurchase or acquisition solely of odd lots of the Company's Capital Stock.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth in the next paragraph, the Exchange Notes to be resold as set forth herein will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of the exchange of the Old Notes for the Exchange Notes (the "Closing Date") with, or on behalf of the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     Notes that are issued as described below under "-- Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Upon the transfer of Certificated Notes, such Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred, subject to the transfer restrictions set forth in the Indenture.

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

     Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED NOTES

     Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an "Event of Default":

          (1) default for 30 days in the payment when due of interest on the Notes;

          (2) default in payment when due at maturity of the principal of any Notes, upon declaration or otherwise;

          (3) failure by the Company for 30 days after notice to comply with any of its obligations described under the heading "Certain Covenants" above;

          (4) failure by the Company for 60 days after notice to comply with any of the other agreements in the Indenture;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company (or the payment of which is guaranteed by the Company) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default results in the acceleration of such Indebtedness prior to its express maturity, and, the principal amount of all such Indebtedness which has been so accelerated aggregates in excess of $25.0 million or its foreign currency equivalent, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within 30 days after notice;

          (6) failure by the Company to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7) the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other Federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

          (8) the commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clauses (3), (4) or (6) above will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (3),
(4) or (6) hereof after receipt of such notice.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes, and, under certain circumstances, may rescind any acceleration with respect to the Notes and its consequences.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

          (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; and

          (2) the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

AMENDMENT, SUPPLEMENT AND WAIVER

     The Company and the Trustee may modify, by adding, changing or eliminating any provision of, the Indenture with the consent of the Holders of not less than a majority in principal amount of outstanding Notes. However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

          (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any Note;

          (3) reduce the rate of or change the time for payment of interest on any Note;

          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any Note payable in money other than that stated in the Notes;

          (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; or

          (7) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3) to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

          (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

          (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Trustee is The Bank of New York. If the Trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Asset Sale" means, with respect to any Person, any sale, transfer or other disposition (including, without limitation, dispositions pursuant to any merger, consolidation or Sale and Leaseback Transaction) by such Person or any of its subsidiaries to any Person other than such Person or one of its subsidiaries in any single transaction or series of transactions of (i) any or all of the Capital Stock in any of the subsidiaries of such Person or (ii) any other property of such Person or any other Property of its subsidiaries outside the ordinary course of business of such Person or such subsidiary.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights, warrants or options to acquire an equity interest in such Person.

     "Closing Date" means the date of original issuance of the Notes.

     "Consolidated Interest Expense" of any Person means, for any period, the aggregate interest expense of such Person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, plus, to the extent not included in such interest expense, and to the extent incurred by such Person and such subsidiaries, without duplication, (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale and Leaseback Transaction, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) dividends payable on shares of preferred stock issued by such Person or its subsidiaries, other than shares of such preferred stock held by such Person or its subsidiaries, (viii) interest accruing on the Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by such Person or such subsidiaries, and (ix) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any other Person in connection with Indebtedness incurred by such plan or trust.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom (i) gains and losses from Asset Sales or reserves relating thereto, (ii) items classified as extraordinary or nonrecurring (other than the tax benefit of the utilization of net operating loss carryforwards) and gains from discontinued operations, (iii) except to the extent of the amount of dividends or distributions paid to such Person by any other Person during such period, the net income (or loss) of (a) such other Person other than a subsidiary of such Person and (b) any subsidiary of such Person to the extent that the payment of the net income of such other Person as a dividend or other distribution to such Person is restricted by contract or otherwise and (iv) except to the extent includable pursuant to clause (iii) hereof, the income (or loss) of any other Person accrued or attributable to any period prior to the date it becomes a subsidiary of such Person or is merged into or consolidated with such

Person or any of such Person's subsidiaries or all or substantially all of such other Person's property is acquired by such Person or any of its subsidiaries.

     "Consolidated Tangible Assets" means, as of any date, the sum of the property and assets of the Company and its Subsidiaries on a consolidated basis at such date, after eliminating intercompany items, after deducting from such total all property and assets that would be classified as intangibles under GAAP (including, without limitation, goodwill, organizational expenses, trademarks, trade names, copyrights, patents, licenses and any rights in any thereof), all reserves and prepaid expenses, deferred charges or authorized debt discount and expense, each such item determining in accordance with GAAP.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Depositary" means, with respect to any Notes issuable or issued in the form of one or more Global Notes, the Person designated as Depositary by the Company pursuant to the Indenture until a successor Depositary shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Depositary" shall mean or include each Person who is then a Depositary thereunder.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (i) all income tax expense of the Company and its consolidated Subsidiaries, (ii) depreciation expense of the Company and its consolidated Subsidiaries, (iii) amortization expense of the Company and its consolidated Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), and (iv) all other non-cash charges of the Company and its consolidated Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period.

     "Funded Debt" of any Person means, as at any date as of which any determination thereof is being or is to be made, any Indebtedness of such person that by its terms (i) will mature more than one year after the date it was issued, incurred, assumed or Guaranteed by such Person, or (ii) will mature one year or less after the date it was issued, incurred, assumed or guaranteed by such Person which Indebtedness, at such date of determination, may be renewed or extended at the election or option of such Person so as to mature more than one year after such date of determination.

     "Funded Debt to EBITDA Ratio" as of any date of determination means the ratio of (i) Funded Debt to (ii) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters prior to the date of determination for which internal financial statements are available; provided, however, that if the Company or any Subsidiary shall have made an acquisition of assets which constitutes all or substantially all of the assets of a business, EBITDA for such period shall be calculated after giving pro forma effect to such acquisition as if such acquisition occurred on the first day of such period.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Government Securities" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses
(i) or (ii), are not callable or redeemable at the option of the issuer thereof.

     "Guarantee" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner.

     "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Holder" means any Person in whose name a Note is registered on the records of the Registrar.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

          (1) borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) the balance deferred and unpaid of the purchase price of any property under conditional sales or other similar agreements which provide for the deferral of the payment of the purchase price for a period in excess of one year following the date of such Person's receipt and acceptance of complete delivery of such property; and

          (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding (other than Capital Lease Obligations) as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Liens" means:

          (1) Liens in favor of the Company or any Subsidiary;

          (2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Subsidiary;

          (3) Liens on property existing immediately prior to the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (5) Liens arising out of judgements or awards against the Company or any Subsidiary with respect to which the Company or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review or Liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Company or any Subsidiary is a party;

          (6) Liens to secure Capital Lease Obligations;

          (7) Liens existing on the date of the Indenture;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (9) mechanics', materialmen's, carrier's, warehousemen's and similar Liens arising in the ordinary course of business and securing Obligations of the Company or any Subsidiary that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate legal proceedings diligently pursued; provided that in the case of any such contest (i) any levy, execution or other enforcement of such Liens shall have been duly suspended; and (ii) such provision for the payment of such Liens has been made on the books of the Company or the Subsidiary as may be required by GAAP;

          (10) Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and other forms of governmental insurance or similar benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued; provided that in the case of any such contest (i) any levy, execution or other enforcement of such Liens shall have been duly suspended; and (ii) such provision for the payment of such Liens has been made on the books of the Company or the Subsidiary as may be required by GAAP;

          (11) Liens in the nature of any minor imperfections of title, including, but not limited to, easements, covenants, rights-of-way or other similar restrictions, which, either individually or in the aggregate would not (i) materially adversely affect the present or future use of the property to which they relate, (ii) have a material adverse effect on the sale or lease of such property, or (iii) render title thereto unmarketable;

          (12) any interest or title of a lessor under any lease of property to, or of any consignor of goods consigned to, or of any creditor of any consignee in goods consigned to such consignee by, the Company or any Subsidiary;

          (13) Liens incurred in the ordinary course of business of the Company, other than in connection with Indebtedness for borrowed money;

          (14) any Lien extending, renewing or replacing any Permitted Lien;

          (15) Liens securing only the Notes;

          (16) Liens on assets of the Company's Subsidiaries to secure Obligations of such Subsidiaries to the Company; and

          (17) Liens attributable to Sale and Leaseback Transactions.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, joint stock company, unincorporated organization or government or any agency or political subdivision thereof.

     "SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or, if at any time after the issuance of the Notes such commission is not existing and performing the duties now assigned to it under the TIA, the body performing such duties at such time.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiary" means a Person (other than an individual or a government or any agency or political subdivision thereof) more than 50% of the outstanding interest of which, is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or which the Company, in accordance with GAAP, otherwise consolidates as a Subsidiary of the Company.

     "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of the Untied States Treasury securities with constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to January 15, 2009; provided, however, that if the period from the Redemption Date to January 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal U.S. federal income tax consequences of the Exchange Offer to a holder of Old Notes that purchased the Old Notes pursuant to their original issue and that holds the Old Notes and will hold the Exchange Notes as capital assets. It does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, holders that hold the Old Notes or Exchange Notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more investments, or holders that have a "functional currency" other than the U.S. dollar. This summary is based upon the U.S. federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the Exchange Offer, the Old Notes, the Exchange Notes or the holders thereof.

     The exchange of Exchange Notes for the Old Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, there should be no federal income tax consequences to holders of the Old Notes exchanging the Old Notes for the Exchange Notes pursuant to the Exchange Offer, and therefore: (i) no gain or loss should be realized by a holder upon receipt of an Exchange Note, (ii) the holding period of the Exchange Note should include the holding period of the Old Note exchanged therefor, and (iii) the adjusted tax basis of the Exchange Note should be the same as the adjusted basis of the Old Note exchanged therefor immediately before the exchange.

     THIS SUMMARY DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A HOLDER'S DECISION TO EXCHANGE OLD NOTES FOR EXCHANGE NOTES. EACH HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS OR OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE OLD NOTES FOR EXCHANGE NOTES.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the consummation of the Exchange Offer or the date on which all broker-dealers and Initial Purchasers have sold all of the Exchange Notes held by them, whichever is earlier, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 1, 1999, all dealers effecting transactions in the Exchange Notes may be required to deliver a Prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of]such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the consummation of the Exchange Offer or the date on which all broker-dealers and Initial Purchasers have sold all of the Exchange Notes held by them, whichever is earlier, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal or otherwise. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes not to exceed $25,000) and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain matters with respect to the legality of the Exchange Notes will be passed upon for the Company by McDermott, Will & Emery, New York, New York.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule for the years ended December 31, 1998 and 1997 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and related financial statement schedule for the year ended December 31, 1996 (prior to restatement for the change in accounting for inventory costs and the presentation of segment information) incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY
INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF APRIL 21, 1999.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    i
Incorporation of Certain Documents by
  Reference...........................    i
Prospectus Summary....................    1
Risk Factors..........................    6
Use of Proceeds.......................    8
Selected Consolidated Financial
  Data................................    9
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   11
Business..............................   16
The Exchange Offer....................   20
Description of Other Indebtedness.....   27
Description of the Notes..............   30
Certain Federal Income Tax
  Considerations......................   43
Plan of Distribution..................   43
Legal Matters.........................   44
Experts...............................   44

     UNTIL JUNE 1, 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         VALASSIS COMMUNICATIONS, INC.

                                  $100,000,000

           OFFER TO EXCHANGE ALL OF OUR OUTSTANDING AND UNREGISTERED
                          6 5/8% SENIOR NOTES DUE 2009
                               FOR OUR REGISTERED
                          6 5/8% SENIOR NOTES DUE 2009

                               ------------------

                                   PROSPECTUS
                               ------------------

                                 April 21, 1999

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